Exhibit 99.1

MEDIA CONTACTS:
AMC Entertainment Inc.
Melanie Bell - (816) 480-2560
mbell@amctheatres.com

Loews Cineplex Entertainment Corporation
John McCauley – (646) 521-6142
John_McCauley@Loewscpx.com

FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT INC. AND LOEWS CINEPLEX ENTERTAINMENT
CORPORATION REACH AGREEMENTS WITH DEPARTMENT OF
JUSTICE AND STATE ATTORNEYS GENERAL

Agreements Bring Pending Merger Closer to Completion

Kansas City, Mo. (December 21, 2005) –  As a result of the merger review process, today the United States Department of Justice and the attorneys general of California, the District of Columbia, Illinois, Massachusetts, New York, and Washington reached agreements with AMC Entertainment Inc. and Loews Cineplex Entertainment Corporation, pursuant to which the companies will sell 10 theatres.

Five theatres from each circuit have been selected by the aforementioned government entities for sale as a condition to enable the companies to proceed with their transaction. The theatres are as follows: AMC Fenway 13 (Boston); AMC City North 14 (Chicago); AMC Union Station 9 (D.C.); AMC Kabuki 8 (San Francisco); AMC Van Ness 14 (San Francisco); Loews Webster Place 11 (Chicago); Loews E-Walk 13 (New York City); Loews (Cineplex Odeon) Meridian 16 (Seattle); Loews Keystone 16 (Dallas); and Loews (Cineplex Odeon) Wisconsin Ave. 6 (D.C.). It is anticipated that the sales process could take at least four months.

On June 21, 2005, AMC and Loews entered into a definitive agreement to merge their respective businesses. The merger is anticipated to close in the early part of first quarter calendar year 2006.

About AMC Entertainment Inc.

AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC theatres, the company operates approximately 226 theatres with 3,522 screens in the United States, Canada, France, Hong Kong, Portugal, Spain and the United Kingdom. The company, headquartered in Kansas City, Mo., has a Web site at www.amctheatres.com.

Loews Cineplex Entertainment Corporation

Loews Cineplex Entertainment Corporation is one of the world’s leading film exhibition companies that owns, operates or, through its subsidiaries and joint ventures, has an interest in 198 theatres with 2,235 screens in the United States, Mexico, South Korea and Spain. Loews Cineplex Entertainment Corporation, headquartered in New York, NY, has a website at www.enjoytheshow.com.

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